UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2013

AEMETIS, INC.
(Exact name of registrant as specified in its charter)
______________

Nevada	000-51354	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, California 95014
(Address of Principal Executive Office) (Zip Code)

(408) 213-0940
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into A Material Definitive Agreement / Item 2.03 Creation of a Direct Financial Obligation

Limited Waiver and Amendment No. 6 to Amended and Restated Note Purchase Agreement

On October  28, 2013, Aemetis, Inc. (the “Company”) and its wholly-owned subsidiaries Aemetis Advanced Fuels Keyes, Inc., a Delaware corporation, and Aemetis Facility Keyes, Inc., a Delaware corporation (collectively, the “Borrowers”) entered into a Limited Waiver and Amendment No. 6 to Amended and Restated Note Purchase Agreement with Third Eye Capital Corporation, as agent (“Administrative Agent”) for the noteholders who are a party thereto (the  “Lenders”) (“Amendment No. 6”).  Amendment No. 6 amends the Amended and Restated Note Purchase Agreement, dated July 6, 2012, among the Company, Administrative Agent and Lenders (as amended from time to time, the “Credit Agreement”). Capitalized terms included in this Item 1.01 and Item 2.03 that are not otherwise defined have the meanings ascribed to them in the Credit Agreement.

Pursuant to Amendment No. 6, the Administrative Agent, on behalf of the Lenders, agreed to waive the following covenants under the Credit Agreement: (i) the delivery to the Administrative Agent of the independent crush margin and EBITDA calculation, and of feedstock procurement quotes from independent commodity trading houses; and (ii) Borrower’s sale of certain equipment to a third party.  Both obligations in (i) shall now be completed as part of the consulting agreement between the Administrative Agent and FTI Consulting Inc, at the sole expense of the Borrowers. The proceeds from the sale transaction in (ii) shall be wired to the Administrative Agent within two business days of receipt by Borrowers of the equipment sale proceeds of approximately $631,623.

Pursuant to Amendment No.6, the parties agree to amend the Credit Agreement, among others, as follows: (i) extension of each of the Acquisition Notes Stated Maturity Date, Existing Notes Stated Maturity Date, Revenue Participation Notes Stated Maturity Date , and Revolving Note Stated Maturity Date, which is July 6, 2014, for one additional period of six months upon written notice to the Administrative Agent provided no Event of Default has occurred and payment by the Borrowers to the Administrative Agent of an extension fee in cash in an amount equal to 3% of the Notes Indebtedness in respect of each note; (ii) waive the Free Cash Flow requirement for the quarter ended March 31, 2014, (iii) require the Borrower to obtain a national market listing by December 31, 2013; (iv) the order in which payments are applied to the principal outstanding under the Notes in accordance with the Principal Waterfall; and (v) modified the meaning and terms of  the Principal Waterfall.

In consideration for Amendment No. 6, the Borrowers agreed to pay the Lenders: (i) waiver and amendment fee of $500,000 which shall be added to the outstanding principal balance of the Revolving Notes; and (ii) a waiver and amendment fee by issuance of one (1) million shares of common stock of the Company. Should the Borrower be unable to obtain a national market listing by December 31, 2013, the Borrower agreed to issue to the Lenders an additional one (1) million shares of common stock of the Company.

The foregoing description of Amendment No. 6 is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 6, which is filed as Exhibit 10.1 hereto, and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Limited Waiver and Amendment No.6 to Amended and Restated Note Purchase Agreement, dated as of October 28, 2013 by and among Aemetis, Inc.; Aemetis Advanced Fuels Keyes, Inc.; Aemetis Facility Keyes, Inc.;  Third Eye Capital Corporation, an Ontario corporation, as agent for  Third Eye Capital Credit Opportunities Fund - Insight Fund, and Sprott PC Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aemetis, Inc.

Date: October 29 , 2013	By:	/s/ Eric A. McAfee
Eric A. McAfee Chief Executive Officer